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                                                                    Exhibit 99.1
[GRAPHIC OMITTED][GRAPHIC OMITTED]
BALDWIN & LYONS, INC.
PROTECTIVE INSURANCE COMPANY
SAGAMORE INSURANCE COMPANY
B & L INSURANCE, LTD. (BERMUDA)
--------------------------------------------------------------------------------
1099 North Meridian Street
Indianapolis, IN 46204
(317) 636-9800


Subj:  Baldwin & Lyons, Inc.                                       July 27, 2005
       Unaudited Second Quarter               Press Contact:  G. Patrick Corydon
                                                                  (317) 636-9800
                                                     corydon@baldwinandlyons.com


                              FOR IMMEDIATE RELEASE

         INDIANAPOLIS, INDIANA, JULY 27, 2005--Baldwin & Lyons, Inc. (NASD:
BWINA, BWINB) today announced second quarter operating income, defined as net income before capital gains or losses, of $7.1 million, or $.48 per share, compared to $7.4 million, or $.50 per share, reported in 2004. Capital gains of $.3 million, or $.02 per share, were realized during the current quarter and compare to capital gains of $1.5 million, or $.10 per share in the prior year quarter. Including capital gains, second quarter net income was $7.5 million, or $.50 per share, compared to $8.9 million, or $.60 per share, for the second quarter of 2004.

For the six months ended June 30, 2005, operating income totaled $14.3 million, or $.96 per share, compared to $14.5 million, or $.98 per share, reported a year earlier. Capital gains of $3.6 million, or $.24 per share, were realized in the 2005 period compared to capital gains of $5.3 million a year earlier. Including capital gains, net income for the current year-to-date totaled $17.8 million, or $1.20 per share, compared to $19.8 million, or $1.34 per share, for the first six months of 2004.

Net premiums earned by the Company's insurance subsidiaries during the second quarter totaled $43.5 million, level with the second quarter of 2004. Current quarter premium earned was reduced by favorable loss development on certain retrospectively-rated policies which resulted in approximately $2.5 million of return premium above normal levels. In addition, the discontinuance of small business workers' compensation business reduced earned premium by $1.2 million. For the year-to-date, 2005 premiums earned increased 10% to $90.1 million resulting primarily from a 27% increase in fleet trucking premium reflecting Protective's increased net exposure under its reinsurance agreements. Direct and assumed premiums written for the quarter declined to $49.9 million due to the mentioned unusually large retrospective returns and the discontinuance of the small business workers compensation product, and also because of an otherwise approximately 20% reduction in fleet trucking premiums caused by the loss of accounts due to business cessations and the loss of accounts to lower pricing competition. For the six months, direct and assumed premiums written of $114.5 million compares to $127.1 million in 2004.

Pre-tax investment income increased 18% from the 2004 quarter due to increases in yields on bonds and short-term investments in the 2005 quarter coupled with a 4% increase in average funds invested. Overall after-tax yields were also higher than the prior year quarter providing for a 16% increase in after-tax investment income. For the year-to-date, pre-tax and after-tax investment income each increased 11%.

The second quarter consolidated combined ratio of 87.7% produced an underwriting gain of $5.3 million compared to a combined ratio of 93.4% and an underwriting gain of $2.8 million for the second quarter of 2004. The consolidated loss and loss expense ratio decreased from 68.5% in the prior year period to 64.3% primarily as the result of significant prior year reserve savings in retrospectively-rated independent contractor policies. Otherwise, current quarter and year-to-date consolidated loss ratios are similar to those reported in 2004. The consolidated underwriting expense ratio of 23.4% compares to 24.9% for the 2004 second quarter. Year-to-date, the consolidated combined ratio for 2005 was 89.2% compared to 92.9% for the first six months of 2004.

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                                       -2-


Gary W. Miller, CEO commenting on the quarter stated, "This was a good quarter with all products producing underwriting profits contributing to a most favorable 87.7% combined ratio. We are also seeing a nice pick up in investment income as we take advantage of increasing yields with our very short duration portfolio. However, we continue to see slippage in overall pricing for our trucking specialty and have allowed several accounts to move to lower pricing competitors when quoted rates, in our judgment, allowed little chance of profitability. With that loss of business due to pricing and a further loss due to the cessation of business operations by a few of our accounts, our fleet trucking direct written premium volume showed a decline for the quarter versus last year, and lower volume levels for this product are expected in future quarters as pricing discipline is maintained. Net earned premium did not decline in the quarter, and it will also be less influenced by reduced direct writings in future quarters as our net retention of the business we insure has increased."

Shareholders' equity increased $9.6 million (2.9%) from December 31, 2004 after dividend payouts for the year-to-date of $5.2 million, or $.40 per share, and a $3.3 million decline in unrealized gains on investments. The book value per share of the Company's stock rose by 65 cents from year end to $22.69 on June 30, 2005.


CONFERENCE CALL INFORMATION:
Baldwin & Lyons, Inc. has scheduled a conference call for July 28, 2005 at 11:00 AM (New York time) to discuss results for the second quarter ended June 30, 2005. To gain access to the webcast of this call, please log on to http:// viavid.net/dce.aspx?sid=0000269A at least 15 minutes prior to the call to register and to download the necessary audio software. The webcast will be archived on the site until October 27, 2005. You may also access the webcast through a link on our investor relations page at www.baldwinandlyons.com.

To participate via teleconference, investors may dial 800-822-4794 (U.S./Canada) or 913-981-4912 (International or local) at least five minutes prior to the beginning of the call. A replay of the call will be available through August 4, 2005 by calling 888-203-1112 or 719-457-0820 and referencing passcode 4754236.

Also available on our investor relations page are complete interim financial statements, information regarding our business segments, and copies of our filings with the Securities and Exchange Commission.


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
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FINANCIAL HIGHLIGHTS (UNAUDITED)
Baldwin & Lyons, Inc. and Subsidiaries
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      Three Months Ended              Six Months Ended
                                                           June 30                        June 30
                                                 ---------------------------    ----------------------------
                                                    2005            2004             2005            2004
                                                 -----------    ------------    -------------    -----------
Operating revenue                                   $48,823         $48,214         $100,626        $91,789
Realized gains                                          532           2,290            5,468          8,108
                                                 -----------    ------------    -------------    -----------

                               TOTAL REVENUE        $49,355         $50,504         $106,094        $99,897
                                                 ===========    ============    =============    ===========

Income before realized capital transactions         $ 7,127         $ 7,376      $    14,265        $14,493
Realized net gains on investments,
   net of federal income taxes                          346           1,488            3,554          5,270
                                                 -----------    ------------    -------------    -----------

                                  NET INCOME        $ 7,473          $8,864      $    17,819        $19,763
                                                 ===========    ============    =============    ===========

Per share data - diluted:
   Average number of shares                          14,831          14,795           14,836         14,803

   Income before realized capital transactions        $ .48           $ .50            $ .96          $ .98
   Realized net gains on investments                    .02             .10              .24            .36
                                                 -----------    ------------    -------------    -----------

                                  NET INCOME          $ .50           $ .60           $ 1.20         $ 1.34
                                                 ===========    ============    =============    ===========

Dividends paid to shareholders                        $ .10           $ .40            $ .35          $ .90

Annualized return on average shareholders' equity:
   Operating income                                    9.8%           10.4%             9.9%          10.2%

   Net income                                         10.2%           12.4%            12.4%          14.0%

Consolidated combined ratio of
   insurance subsidiaries (GAAP basis)                87.7%           93.4%            89.2%          92.9%

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

FORWARD-LOOKING STATEMENTS IN THIS REPORT ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. INVESTORS ARE CAUTIONED THAT SUCH FORWARD-LOOKING STATEMENTS INVOLVE INHERENT RISKS AND UNCERTAINTIES. READERS ARE ENCOURAGED TO REVIEW THE COMPANY'S ANNUAL REPORT FOR ITS FULL STATEMENT REGARDING FORWARD-LOOKING INFORMATION.